Exhibit 10.10

Public Rental Housing Lease Agreements

Party A (Lessor): Taiqian County Housing and Urban-Rural Development Bureau

Party B (Lessee): Henan Net Plastic New Materials Technology Co., Ltd

In order to clarify the rights and obligations of both parties in public rental housing leasing, and in accordance with national laws, regulations, and relevant policies, the following agreement is reached on relevant matters, which both parties shall abide by.

I. Location and area of the house: Minsheng Community, 54 sets, with a building area of 2,442 square meters.

II. Indoor facilities and equipment of the house: doors and windows, lighting fixtures, switches, sockets, faucets, toilets, and washbasins are complete.

III. Lease Term: The building is leased for a period of one year, with the option to renew from April 13, 2024 to April 13, 2025. Rent is payable annually.

IV. Rent standard: According to the construction area calculation rent, rent standard is 6 yuan / m2 per month.

V. Responsibilities and obligations of both parties

1. The premises leased by Party B shall be occupied only by the lessee and no one else shall be occupied.

2. Party B must pay the water, electricity, property fees, etc. on time. After Party B moves out, the water, electricity, property fees, etc. will be settled by Party B.

3. Party B shall not alter the interior structure and must use the indoor facilities appropriately. Should Party B need to modify the internal layout or facilities for renovation, prior written consent from Party A is required, and the costs will be borne by Party. Before the property is used, Party A and Party B shall inspect all facilities within the premises, including doors, windows, sanitary ware, water, and electricity, and ensure they are in good condition before Party B takes possession. Upon expiration of the lease, Party B must ensure that all facilities are intact and undamaged when vacating the premises. Any damages must be repaired to their original condition or compensated for within 5 days prior to handing the property back to Party A. Party B is not permitted to dismantle any installed or renovated facilities that affect the overall functionality of the property, shall not demand decoration costs.

4.Party B shall proactively accept the supervision and inspection of Party A under any of the following circumstances: (1) If the lessee acquires additional housing through purchase, inheritance, or donation, resulting in an average housing area per person that exceeds the public rental housing protection standards; (2)If the lessee is no longer employed or residing in this county and no longer meet the conditions for protection criteria; (3)If the lessee unilaterally changes the use of the property or damages the property structure; (4) If the lessee lending or subleasing the leased public rental housing; (5) If the lessee does not live in the rented housing for more than 6 consecutive months without proper reason; (6) If the lessee fails to live in the rented house for more than 6 consecutive months without proper reason; Public rental housing rent or property management fees, without a valid reason for three consecutive months of non-payment; Party A may cancel its security qualifications, take back the public rental housing, terminate the lease contract, and vacate, Party A does not bear the loss of party B. If Party B fails to vacate in time, it will be charged rent in accordance with the market standard of similar housing in the same location from the following month and given a transitional period of 6 months; if it still fails to vacate and refuses to pay the market rent, it will apply to the People's Court for compulsory execution according to the law.

5. Party B shall handle the renewal procedures within one month before the expiration of the lease. If failure to do so within the deadline will be deemed as automatic withdrawal. If the rent is overdue, a late payment fee of 1% per day of the monthly rent per day will be charged.

6. Other matters not covered herein shall be settled by both parties through negotiation.

Lessor (Party A) Taiqian County Housing and Urban-Rural Development Bureau (stamp)	Lessee (Party B) Henan Net Plastic New Materials Technology Co., Ltd (stamp) Contact Information: Date of signature: April 7, 2024